Exhibit 10.2
WEATHERFORD INTERNATIONAL LTD.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Effective January 1, 2010)
     1. Establishment and Purpose of Plan. Weatherford International Ltd. establishes the Weatherford International Ltd. Supplemental Executive Retirement Plan (the “Plan”) effective as of January 1, 2010, in recognition of the valuable services heretofore performed for it by Eligible Employees and to encourage their continued employment.
     2. Definition of Terms. The following words and phrases when used herein, unless the context clearly requires otherwise, shall have the following respective meanings:
          (a) Beneficiary: The person or persons who may become entitled to a benefit hereunder in the case of a Participant’s death in accordance with the Designation of Beneficiary Form last received by the Company or Subsidiary from the Participant prior to his or her death.
          (b) Board: The Board of Directors of the Company.
          (c) Cause: Shall mean:
               (i) the willful and continued failure of the Participant to substantially perform the Participant’s duties with the Company or a Subsidiary (other than any such failure resulting from incapacity due to physical or mental illness or anticipated failure after the issuance of a notice of termination for Good Reason by the Participant), after a written demand for substantial performance is delivered to the Participant by the Board which specifically identifies the manner in which the Participant has not substantially performed the Participant’s duties, or
               (ii) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or a Subsidiary.
               No act, or failure to act, on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company or a Subsidiary. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the CEO or of a more senior officer of the Company or based upon the advice of counsel for the Company (which may be the General Counsel or other counsel employed by the Company or its subsidiaries) shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company or a Subsidiary. The termination of employment of the Participant shall not be deemed to be for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Participant, and the Participant is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Participant is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.
          (d) CEO: The Chief Executive Officer of the Company.
          (e) Change of Control: Shall be deemed to have occurred if any event set forth in any one of the following paragraphs shall have occurred or is pending:

               (i) any Person is or becomes the Beneficial Owner (as defined in Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended from time to time (“Exchange Act”)), directly or indirectly, of 20 percent or more of either (A) the then outstanding common shares of the Company (the “Outstanding Company Common Shares”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), excluding any Person who becomes such a Beneficial Owner in connection with a transaction that complies with clauses (A), (B) and (C) of paragraph (iii) below;
               (ii) individuals, who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least two-thirds of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
               (iii) the consummation of a Corporate Transaction, unless, following such Corporate Transaction or series of related Corporate Transactions, as the case may be, (A) all of the individuals and entities (which, for purposes of the Plan, shall include, without limitation, any corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or other business entity) who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 66 2/3 percent of, respectively, the then outstanding common shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or other governing body), as the case may be, of the entity resulting from such Corporate Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s Assets either directly or through one or more subsidiaries or entities) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Shares and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Corporate Transaction or any employee benefit plan (or related trust) of the Company or such entity resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 20 percent or more of, respectively, the then outstanding shares of common stock of the entity resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Corporate Transaction and (C) at least two-thirds of the members of the board of directors or other governing body of the entity resulting from such Corporate Transaction were members of the Incumbent Board at the time of the approval of such Corporate Transaction; or
               (iv) approval or adoption by the Board or the shareholders of the Company of a plan or proposal which could result directly or indirectly in the liquidation, transfer, sale or other disposal of all or substantially all of the Company’s Assets or the dissolution of the Company.
          (f) Code: The U.S. Internal Revenue Code of 1986, as amended.
          (g) Company: Weatherford International Ltd., a Swiss joint-stock corporation registered in Switzerland, canton of Zug, and its Successors (as defined in Section 19).

          (h) Company’s Assets: Assets (of any kind) owned by the Company, including, without limitation, any securities of the Company’s Subsidiaries and any of the assets owned by the Company’s Subsidiaries.
          (i) Compensation: The Participant’s highest annual base salary paid for personal services rendered to the Company or a Subsidiary in the last five-year period ending on the applicable date, and shall specifically exclude all incentive compensation or bonuses paid or payable to such Participant. However, for purposes of the Plan, for any Eligible Employee who was also a participant in the ERP before February 6, 2008, Compensation shall mean the sum of (i) the Participant’s highest annual base salary paid for personal services rendered to the Company or a Subsidiary in the last five-year period ending on the applicable date and increased for any amounts that the Eligible Employee could have received in cash in lieu of deferrals made pursuant to a cash or deferred arrangement or a cafeteria plan described in Section 125 of the Code, plus (ii) the target bonus amount potentially payable to a Participant under the Company’s management incentive plan for such year or, if greater, the highest bonus (whether in cash or securities of the Company) earned by or paid or granted to the Participant during any one of the last five calendar years ended prior to the applicable date.
          (j) Corporate Transaction: A reorganization, merger, amalgamation, scheme of arrangement, exchange offer, consolidation or similar transaction of the Company or any of its subsidiaries or the sale, transfer or other disposition of all or substantially all of the Company’s Assets.
          (k) Disability: The absence of the Participant from performance of the participant’s duties with the Company on a substantial basis for 120 calendar days as a result of incapacity due to mental or physical illness.
          (l) Early Retirement Date: The first day of the month coinciding with or next following the date on which the Participant retires from employment by the Company or a Subsidiary on or after attainment of age 55 and having at least 10 Years of Service.
          (m) Effective Date: January 1, 2010.
          (n) Eligible Employee: An individual who (i) is a member of a select group of management of the Company or a Subsidiary and (ii) is selected for participation in the Plan by the CEO.
          (o) Entity means any corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or other business entity.
          (p) ERISA means the U.S. Employee Retirement Income Security Act of 1974, as amended.
          (q) ERP means the Weatherford International Ltd. Nonqualified Executive Retirement Plan, as amended and restated effective December 31, 2008.
          (r) Good Reason: The occurrence of any of the following:
               (i) the assignment to the Participant of any position, authority, duties or responsibilities inconsistent with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by any employment agreement between the Company or any Subsidiary and the Participant or as in effect prior to the assignment, or any other action by the Company or a Subsidiary which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or a Subsidiary promptly after receipt of notice thereof given by the Participant;
               (ii) any failure by the Company or a Subsidiary to comply with any of the provisions of the Plan (including, without limitation, its obligations under any employment agreements between the Company or any Subsidiary and the Participant), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company or a Subsidiary promptly after receipt of notice thereof given by the Participant;
               (iii) any failure by the Company or any Subsidiary to continue to provide the Participant with benefits currently enjoyed by the Participant under any of the Company’s compensation, bonus, retirement, pension, savings, life insurance, medical, health and accident, or disability plans, or the taking of any other action by the Company or a Subsidiary which would directly or indirectly reduce any of such benefits or deprive the Participant of any fringe benefits or perquisites currently enjoyed by the Participant;
               (iv) the Company’s or a Subsidiary’s requiring the Participant to be based at any office or location other than as provided in by any employment agreement between the Company or a Subsidiary and the Participant or the Company’s or a Subsidiary’s requiring the Participant to travel to a substantially greater extent than required immediately prior to the date hereof;
               (v) any purported termination by the Company or a Subsidiary of the Participant’s employment (including, without limitation, any secondment of the Participant to a Subsidiary without the Participant’s prior express agreement in writing or as otherwise permitted under an employment agreement);
               (vi) any failure by the Company to comply with and satisfy Section 17 of the Plan; or
               (vii) in connection with, as a result of or following a Change of Control, the giving of notice to the Participant that his or her employment agreement with the Company or any Subsidiary shall not be extended or renewed.
               In the event of a Change of Control or other Corporate Transaction in which the Company’s common shares cease to be publicly traded, following such Change of Control or other Corporate Transaction “Good Reason” shall be deemed to exist upon the occurrence of any of the events listed in clauses (i) — (vii) above and also in the event Participant is assigned to any position (including status, offices, titles and reporting requirements), authority, duties or responsibilities that are (A) not at or with the publicly-traded ultimate parent company of the Successor to the Company or the corporation or other entity surviving or resulting from such Corporate Transaction or (B) inconsistent with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by any employment agreement between the Company and the Participant or as in effect prior to the assignment.
               For purposes of the Plan, any good faith determination of “Good Reason” made by the Participant shall be conclusive.
          (s) Normal Retirement Date: The first day of the month coinciding with or next following the date on which the Participant retires from employment by the Company or a Subsidiary on or after attainment of age 62 having at least 10 Years of Service.

          (t) Participant: An Eligible Employee who elects to participate in the Plan in accordance with Section 3.
          (u) Participation Agreement: A written notice filed by an Eligible Employee with the Company in substantially the form attached hereto as Exhibit A, electing to participate in the Plan and agreeing to the terms of the Plan.
          (v) Person: shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates (as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act), (iii) an underwriter temporarily holding securities pursuant to an offering by the Company of such securities, or (iv) a corporation or other entity owned, directly or indirectly, by the shareholders of the Company in the same proportions as their ownership of common shares of the Company.
          (w) Plan: The Weatherford International Ltd. Supplemental Executive Retirement Plan set forth in this document as it may be amended from time to time.
          (x) Plan Assumptions: The Plan assumptions established by the Company used to calculate some benefits provided under the Plan, as set forth on Exhibit B attached hereto.
          (y) Section 409A: Section 409A of the Code and the final Department of Treasury Regulations issued thereunder.
          (z) Separation From Service: shall have the meaning ascribed to that term in Section 409A.
          (aa) Specified Employee: shall have the meaning ascribed to that term in Section 409A.
          (bb) SRP means the means the Weatherford International Inc. Supplemental Retirement Plan, which expired under its original terms on December 31, 2009.
          (cc) Subsidiary: Any majority-owned subsidiary of the Company or any majority-owned subsidiary thereof, or any other Entity in which the Company owns, directly or indirectly, a significant financial interest provided that the CEO designates such Entity to be a Subsidiary for the purposes of the Plan.
          (dd) Year of Service: Each 12-month period during continuous employment with the Company or a Subsidiary as a common-law employee beginning on an Eligible Employee’s date of hire and each anniversary thereof. Any period of less than 12 months during such continuous employment that begins on the anniversary of an Eligible Employee’s date of hire and ends on his or her date of retirement or termination of employment shall also be credited as one full Year of Service. All periods of employment by the Company or a Subsidiary shall be taken into account and neither the transfer of an Eligible Employee from employment by the Company to employment by a Subsidiary nor the transfer of an Eligible Employee from employment by a Subsidiary to Employment by the Company shall be deemed to be a termination of employment by the Eligible Employee. Moreover, the employment of an Eligible Employee shall not be deemed to have been terminated because of his absence from active employment on account of temporary illness or authorized vacation, or during temporary leaves of absence from active employment granted by the Company or a Subsidiary for reasons of professional advancement, education, health, or government service, or during military leave for any period if the Eligible Employee returns to active employment within 90 days after the termination of his military leave, or during any period required to be treated as a leave of absence by virtue of (i) any enforceable employment or other agreement or (ii) any applicable law, such as the U.S. federal Family and Medical Leave Act of 1993.
     3. Participation; Years of Service; Years of Age.
          (a) An Eligible Employee may irrevocably elect to participate in the Plan by filing a Participation Agreement with the Company within 30 days after the individual becomes an Eligible Employee. An Eligible Employee who does not file a Participation Agreement with the Company during the applicable 30-day period may not subsequently elect to participate in the Plan. For avoidance of doubt, Participants are not entitled to any SRP benefits in any form.
          (b) For purposes of determining a Participant’s Years of Service under the Plan,
               (i) the CEO may, in his sole discretion, credit a Participant (excluding himself) with additional Years of Service at any time for any or all purposes under the Plan. Such credits will be effective on written notice from the CEO delivered to the Participant and are in addition to the credits provided in (b)(ii), (c), (d) and (e) below, if applicable; and
               (ii) upon termination of employment for any reason (except for termination by the Company for Cause), each Participant shall be credited with an additional number of Years of Service and years of age as set forth in the Plan Assumptions, in addition to the credits provided in (b)(i) above and (c), (d) and (e) below, if applicable .
          (c) When determining the benefits payable to a Participant, if a Participant’s actual age (before adding any additional years) is 55 or older, then no additional years of age will be credited to such Participant. If, however, a Participant’s actual age is 54 or less, then the Participant will be credited with additional years of age under the terms of the Plan, provided that when the Participant’s actual age reaches 55 years, then no additional years of age will be credited to the Participant.
          (d) Upon a Change of Control, each Participant shall be automatically credited with an additional five Years of Service and additional five years of age, in addition to the credits provided in (b) and (c) above and (e) below, if applicable.
          (e) If a Participant’s employment with the Parent, the Company or any Subsidiary is terminated for any reason other than for Cause after a Change of Control, the Participant shall be credited with an additional five Years of Service and additional five years of age, in addition to the credits provided in (b), (c) and (d) above, if applicable.
     4. Retirement Benefit.
          (a) The Company agrees that, on a Participant’s Early Retirement Date or Normal Retirement Date, the Company shall pay as a retirement benefit (“Retirement Benefit”) to the Participant an amount, no less than zero, that is equal to (A) minus (B) where (A) represents the lump sum equivalent of a monthly benefit for a period of 36 years equal to one-twelfth of the product of (i) the annual benefit percentage, as set forth in the Participation Agreement (“Annual Benefit Percentage”), multiplied by (ii) the Participant’s Compensation in effect as of his or her Early Retirement Date or Normal Retirement Date, as applicable, and multiplied by (iii) the Participant’s Years of Service, up to a maximum amount equal to such Compensation multiplied by the maximum benefit percentage set forth in the Participation

Agreement (“Maximum Benefit Percentage”) and (B) represents the amount of the Participant’s Retirement Benefit or Termination Benefit, as applicable, paid or to be paid under the ERP. Such lump sum equivalent shall be determined on the basis of Plan Assumptions.
          (b) The Company shall pay the Retirement Benefit to the Participant within 15 days after the date of the Participant’s Separation From Service; provided, however, that if the Participant is a Specified Employee, the Participant’s Retirement Benefit shall be paid on the date that is six months following the date of the Participant’s Separation From Service.
     5. Termination Benefit.
          (a) If a Participant’s employment with the Company or any Subsidiary is terminated before the Participant’s Early Retirement Date for any reason (including death or Disability) and the Participant has completed 10 Years of Service as of the date of termination, the Company shall pay as a termination benefit (“Termination Benefit”) to the Participant (or Beneficiary, as applicable) an amount, no less than zero, that is equal to (A) minus (B) where (A) represents the lump sum equivalent of a monthly benefit for a period of 36 years equal to one-twelfth of the product of (i) the Annual Benefit Percentage, multiplied by (ii) the Participant’s Compensation in effect as of his or her date of termination, and multiplied by (iii) the Participant’s Years of Service, up to a maximum amount equal to such Compensation multiplied by the Maximum Benefit Percentage and (B) represents the amount of the Participant’s Termination Benefit, Disability Benefit or Death Benefit, paid or to be paid under the ERP. Such lump sum equivalent shall be determined on the basis of Plan Assumptions.
          (b) The Company shall pay the Termination Benefit to the Participant within 15 days after the date of the Participant’s Separation From Service; provided, however, that if the Participant is a Specified Employee the Participant’s Termination Benefit shall be paid on the date that is six months following the date of the Participant’s Separation From Service.
     6. Non-Vested Participant. In the event of termination of a Participant’s employment with the Company or a Subsidiary for any reason prior to completion of 10 Years of Service and prior to a Change of Control, other than termination of employment due to Disability or death or for Cause, the Participant shall not be eligible to receive any benefits under the Plan; provided, however, that if a Participant has at least seven Years of Service at the date of termination (excluding any additional Years of Service granted under Section 3(b)), other than a termination for Cause or voluntary termination by the Participant for any reason other than for Good Reason, Disability, death or Retirement, then the Participant will be credited with an additional three Years of Service and three years of age and will be eligible for the benefits provided under Section 5. If, after a Change of Control, a Participant’s employment with the Company or a Subsidiary is terminated for any reason, other than for Cause, prior to completion of 10 Years of Service, the Participant shall be eligible to receive benefits under the Plan.
     7. Gross-up for Certain Taxes. All amounts payable (whether currently or in the future) by the Company to a Participant or his or her Beneficiaries under this Plan and the ERP shall be grossed-up in accordance with the provisions of Exhibit C hereto. These provisions do not apply to any ordinary income tax or social security tax of any jurisdiction otherwise attributable to benefits payable under the Plan.
     8. Medical Coverage. For each Participant who is eligible to receive or receives benefits under the Plan or the ERP, beginning as of the first day following a Participant’s date of termination of employment, each Participant and his or her spouse and their dependent children (up to age 25) shall be provided by the Company with health and medical (including optical and dental) insurance for the remainder of the Participant’s and his or her spouse’s individual lives that is equivalent to the most beneficial health and medical insurance that Participant was eligible to receive during his or her employment with the Company or a Subsidiary (which shall be no less beneficial than the insurance provided to the CEO). The Company shall be responsible and obligated to maintain such health and medical insurance and shall pay all premiums for such insurance, provided, however, that (i) the Participant shall continue to pay the normal monthly employee contribution for the insurance, subject to a maximum annual aggregate Participant contribution of $2,000 (or other currency equivalent), and (ii) these health and medical benefits shall, to the extent permitted by law, be secondary to any benefits provided under U.S. Medicare and to any other health and medical benefits that the Participant receives from any other employer provided plan. Each Participant as of the Effective Date, has a fully nonforfeitable interest in the benefits specified in this Section 8, without any requirement that future services be performed after the Effective Date. To the extent that the accident or health insurance benefits specified in this Section 8 are not provided through an arrangement that is fully insured by a third party the following provisions shall apply to the reimbursement of such benefits. The amount of accident and health insurance expenses eligible for reimbursement during Participant’s taxable year will not affect the expenses eligible for reimbursement in any other taxable year (with the exception of applicable lifetime maximums specified in the plans). The Participant’s right to reimbursement is not subject to liquidation or exchange for another benefit. To the extent that the benefits provided to the Participant pursuant to this Section 8 are taxable to the Participant and not otherwise exempt from Section 409A, any amounts to which the Participant would otherwise be entitled under this Section 8 during the first six months following the date of the Participant’s Separation From Service shall be accumulated and paid to the Participant on the date that is six months following the date of his Separation From Service.
     9. Payor of Benefits.
          (a) Benefits payable under the Plan with respect to a Participant shall be the joint and several obligation of the Company and each Subsidiary that employed the Participant during any period of his or her participation in the Plan, however, the Company shall have the primary obligation of making any and all benefit payments under the Plan. If, for any reason the Company is unable to make any payments, then all Subsidiaries that employed the Participant during any period of his or her participation in the Plan shall have the obligation to make all of such benefit payments. Adoption and maintenance of the Plan by the Company and any Subsidiary shall not, for that reason, create a joint venture or partnership relationship between or among such entities for purposes of payment of benefits under the Plan or for any other purpose.
          (b) In order to meet its contingent obligations under the Plan, neither the Company nor any Subsidiary shall be required to set aside any assets or otherwise create any type of fund in which any Participant, or any person claiming under such Participant, has an interest other than that of an unsecured general creditor of the Company or a Subsidiary, or which would provide any Participant, or any person claiming under such Participant, with a legally enforceable right to priority over any general creditor of the Company or a Subsidiary in the event of insolvency of the Company or a Subsidiary. For all purposes of the Plan, the Company or a Subsidiary shall be considered insolvent if it is unable to pay its debts as they mature or if it is subject to a pending proceeding as a debtor under the U.S. Bankruptcy Code.
     10. Benefits Payable Only from General Corporate Assets; Unsecured General Creditor Status of Participants. The payments to a Participant or his or her Beneficiary hereunder shall be made from assets which shall continue, for all purposes to be a part of the general, unrestricted assets of the Company; no person shall have any interest in any such assets by virtue of the provisions of the Plan. The Company’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company; no such person shall have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Company.
     11. Full Settlement.
          (a) No Right of Offset. The Company’s obligations to make payments under the Plan and to otherwise perform its obligations under the Plan shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against a Participant or others.
          (b) No Benefit Reduction. The amount of any payments or benefits provided for in the Plan shall not be reduced by any compensation earned by the Participant as the result of employment by another employer, by any other retirement or severance benefits, by offset against any amount claimed to be owed by the Participant to the Company, or otherwise, except where such benefit reduction is specifically required in connection with the reduction for benefits payable or paid to the Participant under the ERP.
     12. Beneficiary Designation. The Participant shall have the right, at any time, to submit in the form approved by the Company a written designation of primary and secondary Beneficiaries to whom payment under the Plan shall be made in the event of his or her death prior to complete distribution of the benefits due and payable under the Plan. Each Beneficiary designation shall become effective only when received by the Company. If no such designation has been received by the Company from the Participant prior to his or her death, the Participant shall be deemed to have designated as the Beneficiary (i) the Participant’s surviving spouse, or (ii) if there is no surviving spouse, the Participant’s children, in equal shares.
     13. No Trust Created. Nothing contained in the Plan, and no action taken pursuant to its provisions by either party hereto shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between the Company and any Participant, his or her Beneficiary or any other person.
     14. No Contract of Employment. Nothing contained herein shall be construed to be a contract of employment for any term of years, nor as conferring upon a Participant the right to continue to be employed by the Company or any Subsidiary in his or her present capacity, or in any capacity. The Plan relates to the payment of deferred compensation for the Participant’s services, payable after termination of his or her employment with the Company or any Subsidiary, and is not intended to be an employment contract.
     15. Benefits Not Transferable. Neither a Participant nor his or her Beneficiary shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder. No such amounts shall be subject to seizure by any creditor of any such Participant or Beneficiary, by a proceeding at law or in equity, nor shall such amounts be transferable by operation of law in the event of bankruptcy, insolvency or death of the Participant or his or her Beneficiary. Any such attempted assignment or transfer shall be void.
     16. Administration.
          (a) Full power and authority to construe, interpret and administer the Plan shall be vested in the CEO. This power and authority includes, but is not limited to, selecting Eligible Employees to participate in the Plan, establishing rules and regulations for the administration of the Plan, maintaining all records necessary for administration of the Plan, including, but not limited to, Participation

Agreements and beneficiary designation forms, and making all other determinations, and taking such actions, as may be necessary or advisable for the administration of the Plan. Decisions of the CEO shall be final, conclusive and binding upon all parties. The CEO, in his sole discretion, may delegate day-to-day administration of the Plan to an employee or employees of the Company or to a third-party administrator. The CEO may also rely on counsel, independent accountants or other consultants or advisors for advice and assistance in fulfilling its administrative duties under the Plan.
          (b) Certain persons may be offered the ability to participate in the Plan as an Eligible Employee upon terms and conditions that differ from those in the Plan. The Participation Agreement for any such Eligible Employee will be deemed to be an amendment to the Plan only for such Eligible Employees who elect to participate in the Plan.
          (c) It is intended that the Plan be considered an unfunded arrangement maintained primarily to provide deferred compensation, for a select group of management or highly compensated employees, for purposes of ERISA and the Code.
     17. Determination of Benefits.
          (a) Claim. A person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (“Claimant”), or his or her duly authorized representative, may file a written request for such benefit with the CEO of the Company, setting forth his or her claim. The request must be addressed to the CEO of the Company at the Company’s principal place of business.
          (b) Claim Decision. Upon receipt of a claim, the CEO shall advise the Claimant that a reply will be forthcoming within a reasonable period of time, but ordinarily not later than 60 days (45 days for Disability claims), and shall, in fact, deliver such reply within such period. However, the CEO may extend the reply period for an additional 30 days for reasonable cause (an additional 15 days, if necessary, for Disability claims). If the reply period will be extended, the CEO shall advise the Claimant in writing during the initial 60-day period (45-day period for Disability claims) indicating the special circumstances requiring an extension and the date by which the CEO expects to render the benefit determination.
               If the claim is denied in whole or in part, the CEO will render a written opinion, using language calculated to be understood by the Claimant, setting forth (i) the specific reason or reasons for the denial, (ii) the specific references to pertinent Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such material or such information is necessary, (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, including a statement of the Claimant’s right to bring a civil action, including under Section 502(a) of ERISA, following an adverse benefit determination on review, and (v) the time limits for requesting a review of the denial and for the actual review of the denial. With respect to a Disability claim, if the CEO relied on a rule, guideline, protocol or similar criterion in denying the claim, the notice will either include a copy or state that it was relied on and will be provided upon request, without charge.
          (c) Request for Review. Within 60 days (180 days for Disability claims) after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Board review the CEO’s prior determination. Such request must be addressed to the Board at the Company’s then principal place of business. The Claimant or his or her duly authorized representative may submit written comments, documents, records or other information relating to the denied claim, which such information shall be considered in the review under this subsection without regard to whether such information was submitted or considered in the initial benefit determination.

               The Claimant or his or her duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (i) was relied upon by the CEO in making the initial claims decision, (ii) was submitted, considered or generated in the course of the CEO making the initial claims decision, without regard to whether such instrument was actually relied upon by the CEO in making the decision, (iii) demonstrates compliance by the CEO with administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated Claimants, or (iv) in the case of a Disability claim, constitute a statement of policy or guidance concerning the denied benefit. With respect to a Disability claim, (1) the Claimant may request that any medical or vocational experts who advised the CEO regarding the claim be identified, and (2) if the claim was denied on the basis of a medical judgment, the Board will consult a health care professional with appropriate training and experience other than the health care professional who was consulted in connection with the denial of the claim or his or her subordinates. If the Claimant does not request a review of the CEO’s determination within such 60-day period (180-day period for Disability claims), he or she shall be barred and estopped from challenging such determination.
          (d) Review of Decision. Within a reasonable period of time, ordinarily not later than 60 days (45 days for Disability claims), after the Board’s receipt of a request for review, it will review the CEO’s prior determination. If special circumstances require that the 60-day time period (45-day time period for Disability claims) be extended, the Board will so notify the Claimant within the initial 60-day period (45-day period for Disability claims) indicating the special circumstances requiring an extension and the date by which the Board expects to render its decision on review, which shall be as soon as possible but not later than 120 days (90 days for Disability claims) after receipt of the request for review.
               The Board has discretionary authority to determine a Claimant’s eligibility for benefits and to interpret the terms of the Plan. Benefits under the Plan will be paid only if the Board decides in its discretion that the Claimant is entitled to such benefits. The decision of the Board of Directors shall be final and non-reviewable, unless found to be arbitrary and capricious by a court of competent review. Such decision will be binding upon the Company and the Claimant.
               If the Board makes an adverse benefit determination on review, the Board will render a written opinion, using language calculated to be understood by the Claimant, setting forth (i) the specific reason or reasons for the denial, (ii) the specific references to pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (A) was relied upon by the Board in making its decision, (B) was submitted, considered or generated in the course of the Board making its decision, without regard to whether such instrument was actually relied upon by the Board in making its decision, (C) demonstrates compliance by the Board with administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents, and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants, or (D) in the case of a Disability claim, constitute a statement of policy or guidance concerning the denied benefit, and (iv) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following the adverse benefit determination on such review. With respect to a Disability claim, if the Board relied on a rule, guideline, protocol or similar criterion in denying the claim, the notice will either include a copy or state that it was relied on and will be provided upon request, without charge.

     18. Amendment. The Plan may be amended, altered, modified, or terminated at any time by a written instrument signed by the Company or its Successors; provided, however, that no such amendment, alteration, modification or termination may adversely affect the rights of any Participant under the Plan. In addition, as provided for in Section 16, the terms and conditions contained in a Participation Agreement for any particular Participant shall be deemed to be an amendment to the Plan only for purposes of such Participant. In the event of a Change of Control, the Plan cannot be amended, altered, modified or terminated thereafter without the prior written consent of each Participant. Except for the application of Section 6 (which shall not be superceded by the terms of any other agreement with the Participant), to the extent that any of the terms and provisions of the Plan are contrary or contradictory to any terms and provisions of any employment agreement between a Participant and the Company or a Subsidiary, and the terms and provisions of such employment agreement are more beneficial to a Participant, then the terms and provisions of the employment agreement shall control and shall be deemed to be substituted for and replace the contrary terms and provisions of the Plan.
     19. Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, amalgamation, scheme of arrangement, exchange offer, operation of law or otherwise (including any purchase, merger, amalgamation, Corporate Transaction or other transaction involving the Company or any subsidiary or Affiliate of the Company), to all or substantially all of the business and/or assets of the Company or its subsidiaries (a “Successor”) to expressly assume and agree to perform the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of the Company’s obligations under this Plan and shall entitle the Participant to immediate compensation from the Company and the Successor as if the Participant had been terminated without Cause following a Change of Control.
     20. Not a Security. Nothing contained herein shall be construed to create a security. The Plan relates to the payment of deferred compensation for each Participant’s services, payable after termination of his or her employment with the Company, and is not intended to be, or to create, a security.
     21. Notice. Any notice, consent or demand required or permitted to be given under the provisions of the Plan shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States or Swiss certified mail, postage prepaid, addressed to such party’s last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of notice, consent or demand. Either party may change the address to which notice is to be sent by giving notice of the change of address in the manner aforesaid.
     22. Enforceability. If any one or more of the provisions contained in the Plan shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the remaining provisions of the Plan, and the terms of such provision shall be construed, amended or deleted (if necessary) so as to cure such invalidity, illegality or unenforceability.
     23. Withholding. In any case in which a benefit is payable under the terms of the Plan, the Company shall be entitled to deduct there from a sum equal to any tax (including social security) or duty of whatever nature for which the Company and/or the Participant’s employer or former employer may be required to withhold in any country, canton, territory or state or province, including cases where the Company must withhold taxes to comply with any related tax rulings or dispensations obtained by the

Company and/or Subsidiary in consequence of payment of benefits under the Plan, as reasonably determined by the Company.
     24. Governing Law. Except to the extent preempted by the laws of the domicile of a particular Participant, and then only with respect to that Participant, the Plan, and the rights and obligations of the Company and the Participants hereunder, shall be governed by and construed in accordance with the laws of the state of Texas (and applicable federal United States laws) applicable to contracts made and performed entirely in Texas by residents of Texas.

     IN WITNESS WHEREOF, the Plan, as amended and restated, is executed by a duly authorized officer of the Company on December 31, 2009.

WEATHERFORD INTERNATIONAL LTD.

By:	/s/ BERNARD J. DUROC-DANNER
Bernard J. Duroc-Danner
Chairman, President & Chief Executive Officer

EXHIBIT A
Participation Agreement
Weatherford International Ltd.
Supplemental Executive Retirement Plan (the “Plan”)
[Date]
[Name and address of Eligible Employee]
In recognition of the valuable services you have performed for Weatherford and to encourage your continued employment, you have been designated an Eligible Employee under the Plan. You may elect to participate in the Plan by signing and returning this Participation Agreement within 30 days.
By signing and filing this Participation Agreement, you elect to participate in the Plan and agree to be bound by the terms of the Plan and you understand, agree and acknowledge that:
1.	You have received and read a copy of the Plan and have had an opportunity to review it with legal counsel of your choosing;

2.	This Participation Agreement is irrevocable;

3.	The Company does not represent that the Beneficiary Designation Form will be legally recognized in any jurisdictions in which you may be or become resident; and

4.	For purposes of the Plan Assumptions, you are a Class [A/B] Participant.

Bernard Duroc-Danner, Chief Executive Officer

I elect to participate in the Plan and acknowledge and agree to the foregoing.

Eligible Employee’s Signature

Dated:

EXHIBIT B
Weatherford International Ltd.
Nonqualified Executive Retirement Plan
Plan Assumptions
All Participants

Present Value Discount Rate:	5.00% annual discount rate

Class A Participants (CEO and SVPs and other Participants elevated to Class A)

Additional Plan Years:	For purposes of and subject to Clause 3(b)(ii), three years of age and three Years of Service, plus any further credits pursuant to Clauses 3(b)(i), (c), (d) or (e)

Annual Benefit Percentage:	2.75%

Maximum Benefit Percentage:	60.00%

Inflation Rate Factor:	3% inflation rate, compounded annually

Class B Participants (VPs)

Additional Plan Years:	For purposes of and subject to Clause 3(b)(ii), two years of age and two Years of Service, plus any further credits pursuant to Clauses 3(b)(i), (c), (d) or (e)

Annual Benefit Percentage:	2.00%

Maximum Benefit Percentage:	40.00%

Inflation Rate Factor:	None

EXHIBIT C
     A. Anything in the Plan to the contrary notwithstanding, if it shall be determined that any payment or distribution by the Parent, the Company or any of their Subsidiaries to or for the benefit of the Participant (whether paid or payable or distributed or distributable pursuant to the terms of the Plan, the ERP or otherwise, but determined without regard to any additional payments required under this Exhibit C) (a “Payment”) would be subject to any penalties, excise or other taxes, including, but not limited to, any penalties, excise or other taxes imposed by sections 4999, 409A or 457A of the Code (and any successor provisions or sections to such sections), or any interest or penalties are incurred by the Participant with respect to any such excise or other taxes (such excise or other taxes, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Participant shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For purposes of this Exhibit C, all references to the Company shall be deemed to also include any Subsidiaries that have payment obligations under the Plan.
     B. Subject to the provisions of paragraph C, all determinations required to be made under this Exhibit C, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination shall be made by PricewaterhouseCoopers or, as provided below, such other certified public accounting firm as may be designated by the Participant (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within 15 business days after the receipt of notice from the Participant that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Participant shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Exhibit C, shall be paid by the Company to the Participant within five days after the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Participant. Notwithstanding any provision of this Agreement to the contrary, any amounts to which the Participant would otherwise be entitled under this Exhibit C during the first six months following the date of the Participant’s Separation From Service shall be accumulated and paid to the Participant on the date that is six months following the date of his Separation From Service. All amounts payable under this paragraph B shall be paid no later than the earlier of (i) the time periods described above and (ii) the last day of the Participant’s taxable year next following the Participant’s taxable year in which the Participant remits the related taxes to the applicable taxing authorities. As a result of the uncertainty in the application of Excise Taxes at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to paragraph C and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant, subject to the foregoing sentence, and in no event later than the deadline specified in this paragraph B.
     C. The Participant shall notify the Company in writing of any claim by the Internal Revenue

Service (the “IRS”) that, if successful, would require the payment by the Company of the Gross-Up Payment (or an additional Gross-Up Payment) in the event the IRS seeks higher payment. Such notification shall be given as soon as practicable, but no later than ten business days after the Participant is informed in writing of such claim, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:
(1)	give the Company any information reasonably requested by the Company relating to such claim,

(2)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(3)	cooperate with the Company in good faith in order to effectively contest such claim, and

(4)	permit the Company to participate in any proceedings relating to such claims;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such costs and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Exhibit C, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Participant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Participant, on an interest-free basis and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issues raised by the IRS or any other taxing authority. The Company shall not direct the Participant to pay such a claim and sue for a refund if, due to the prohibitions of section 402 of the Sarbanes-Oxley Act of 2002, the Company may not advance to the Participant the amount necessary to pay such claim. All costs and expenses described in this paragraph C shall be paid by the Company at least ten days prior to the date that the Participant is required to pay or incur such costs or expenses. The costs and expenses that are subject to be paid pursuant to this paragraph C shall not be limited as a result of when the costs or expenses are incurred. The amounts of costs or expenses that are eligible for payment pursuant to this paragraph C during a given taxable year of the Participant shall not affect the amount of costs or expenses eligible for payment in any other taxable year of the Participant. The right to payment of costs and expenses pursuant to this paragraph C is not subject to liquidation or exchange for another benefit. All tax amounts payable by the Company under this paragraph C shall be paid no later than the earlier of (i) the time periods described above and (ii) the last day of the Participant’s taxable year next following the Participant’s taxable year in which the Participant remits the related taxes to the applicable taxing authorities. Notwithstanding any provision of this Agreement to the contrary, any amounts to which the Participant would otherwise be entitled under this paragraph C during the first six months following the date of the Participant’s Separation From Service shall be accumulated and paid to the Participant on the date that is six months following the date of his Separation From Service.
     D. If, after the receipt by the Participant of an amount advanced by the Company pursuant to paragraph C, the Participant becomes entitled to receive any refund with respect to such claim, the Participant shall (subject to the Company’s complying with the requirements of paragraph C) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Participant of an amount advanced by the Company pursuant to paragraph C, a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall not be required to be repaid.